EXHIBIT 10.1

BINDING LETTER OF INTENT

Date: February 11, 2026

To: Ivan Klarich

Chief Executive Officer

Aetherium Medical

Delray Beach, FL

From: Totaligent, Inc.

Edward C. DeFeudis

Chief Executive Officer

3651 FAU Blvd., Suite 400

Boca Raton, FL 33431

Re: Binding Letter of Intent for Acqui-hire of Aetherium Medical Team, Intellectual Property, and Related Assets

Dear Mr. Klarich:

This Binding Letter of Intent (this “LOI”) sets forth the binding agreement and understanding between Totaligent, Inc., a Delaware corporation (“Totaligent” or “Buyer”), and Aetherium Medical (the “Seller” or “Aetherium”), regarding the proposed acquisition by Totaligent of the team, business plan, intellectual property, know-how, contacts, and related assets of Aetherium (the “Transaction”).

1. Transaction Structure

Totaligent will acquire the Aetherium team (including you and key team members), the business plan, all intellectual property (including the dual-track regulatory strategy, platform concepts, and related know-how), network contacts, and other related assets (collectively, the “Assets”) on a contribution basis with no cash consideration paid at closing.

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In connection with the Transaction:

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Totaligent will form a new wholly owned subsidiary named Aetherium Medical LLC (the “Subsidiary”), and the Assets will be contributed and assigned to the Subsidiary pursuant to an Asset Contribution Agreement and IP Assignment Agreement.

•	You will be appointed Managing Director of Aetherium Medical LLC, with appropriate responsibilities and reporting obligations to Totaligent.
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Totaligent will issue to you and the key Aetherium team members an aggregate of 10% of Totaligent’s outstanding common stock (or equivalent equity interest), in the form of restricted preferred stock (the “Initial Equity”), subject to standard restrictions, vesting provisions, and other terms set forth below.

The Transaction is structured as an acqui-hire of talent and non-corporate assets, with no assumption of liabilities unless expressly agreed in definitive documents.

2. Equity Terms

•	The Initial Equity (10%) will be issued to you and designated key team members promptly upon execution of definitive agreements and closing.
•	The equity will be structured to qualify for Qualified Small Business Stock (QSBS) tax benefits under Section 1202 of the Internal Revenue Code to the extent possible.
•	The Initial Equity and any additional equity (as contemplated in the overall deal structure) will be subject to:

o	Vesting tied to performance milestones.
o	Standard protections, including forfeiture upon termination for cause or failure to meet milestones, a 15% escrow holdback for 12 months, repurchase rights, and other customary provisions.

3. Key Definitive Agreements

The parties will negotiate and execute the following definitive agreements (collectively, the “Definitive Agreements”) within approximately four (4) weeks following execution of this LOI (target close ~March 5, 2026):

•	Asset Contribution Agreement (non-cash transfer of Assets to the Subsidiary).
•	Intellectual Property Assignment Agreement (full assignment of all Aetherium IP to Totaligent/Subsidiarity for nominal consideration of $1 plus equity).
•	Employment/Consulting Agreements for you (as Visionary Lead) and key team members, including competitive compensation, non-compete, non-solicit, IP assignment, and confidentiality provisions.
•	Restricted Stock Award Agreements (or equivalent) for the Initial Equity, incorporating milestone-based vesting, forfeiture, escrow, and other protections.

4. Representations, Warranties, and Covenants

In the Definitive Agreements, Seller and you will provide customary representations and warranties regarding: ownership and validity of the Assets/IP, no conflicts, no third-party claims, and authority to enter into the Transaction. Buyer will provide customary representations regarding its authority and capitalization.

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5. Exclusivity

From the date of this LOI until the earlier of (i) execution of the Definitive Agreements, (ii) mutual written termination of this LOI, or (iii) April 5, 2026 (the “Exclusivity Period”), Seller and you agree to deal exclusively with Totaligent regarding the sale or transfer of the Assets, team, or any similar transaction. During the Exclusivity Period, neither Seller nor you will solicit, negotiate, or entertain any other offers.

6. Confidentiality

The parties agree to maintain the confidentiality of this LOI and all discussions, due diligence materials, and information exchanged. A separate mutual confidentiality agreement will be executed promptly if not already in place.

7. Due Diligence

Buyer will have the right to conduct customary due diligence on the Assets, team backgrounds, IP, and related matters during the Exclusivity Period. Seller will provide reasonable access to information and personnel.

8. Conditions to Closing

Closing is subject to:

•	Satisfactory completion of due diligence.
•	Execution of mutually acceptable Definitive Agreements.
•	No material adverse change.
•	Approval by Totaligent’s board of directors (if required).
•	Any required regulatory or shareholder approvals (expected to be minimal given the structure).

9. Expenses

Each party will bear its own expenses related to the Transaction, except as otherwise agreed in the Definitive Agreements.

10. Governing Law and Termination

This LOI shall be governed by the laws of the State of Delaware. This LOI may be terminated by either party upon written notice if Definitive Agreements are not executed by the target close date. Sections 5 (Exclusivity), 6 (Confidentiality), 9 (Expenses), and this Section 10 shall survive termination.

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11. Binding Nature

Except for Sections 1 (Transaction Structure – as to intent and key terms), 2 (Equity Terms – as to intent), 5 (Exclusivity), 6 (Confidentiality), 9 (Expenses), and 10 (Governing Law and Termination), which are binding upon execution, the remainder of this LOI is non-binding and reflects the current intent of the parties to proceed in good faith toward Definitive Agreements.

If the foregoing accurately reflects our mutual understanding, please execute and return a copy of this LOI.

Very truly yours,

TOTALIGENT, INC.

By:	/s/ Edward C. DeFeudis
Edward C. DeFeudis, CEO

Accepted and Agreed:

AETHERIUM MEDICAL

By:	/s/ Ivan Klarich
Ivan Klarich

Date: February 11, 2026

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